EXHIBIT 99

Date: February 1, 2010

FOR IMMEDIATE RELEASE:

CONTACT:

Trent B. Troyer, President & CEO

330-364-7777 or trent@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Three- and
Six-Month Periods Ended December 31, 2009

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended December 31, 2009, of $167,000, or diluted earnings per share of $.16, compared to the $282,000, or $.27 per diluted share, of net earnings reported for the comparable three-month period in 2008. The $115,000, or 40.8%, decrease in net earnings resulted from an increase of $136,000, or 10.9%, in general, administrative and other expenses and decreases of $57,000, or 3.5%, in net interest income and $1,000, or 0.6%, in other income, which were partially offset by decreases of $13,000, or 13.3%, in the provision for losses on loans and $66,000, or 42.6%, in the provision for federal income taxes.

Net earnings for the six months ended December 31, 2009, were $339,000, or diluted earnings per share of $.33, compared to the $613,000, or $.58 per diluted share, of net earnings reported for the comparable six-month period in 2008. The $274,000, or 44.7%, decrease in net earnings resulted from an increase of $337,000, or 13.8%, in general, administrative and other expenses and a decrease of $167,000, or 5.1%, in net interest income, which were partially offset by an increase of $40,000, or 12.1%, in other income, and decreases of $37,000, or 18.1%, in the provision for losses on loans and $153,000, or 46.1%, in the provision for federal income tax.

The decrease in net interest income was primarily due to yields on interest earning assets declining at a faster rate than costs of new and repricing deposits. Borrowing costs decreased period to period due to a decrease in the average balance outstanding, which was partially offset by an increase in the average cost of borrowings. The decrease in the average balance period to period was due to the repayment of Federal Home Loan Bank advances which were partially offset by advances drawn on a credit line with another financial institution.

The increase in general, administrative and other expense was due primarily to increases in employee compensation and benefits and advertising expense in connection with the new Berlin, Ohio office, increased FDIC insurance premiums, the costs of the Corporation’s preparation to comply with Section 404 of the Sarbanes-Oxley Act and other expenses related to growth in the Corporation’s operations period over period.

The $40,000 increase in other income resulted from a $85,000 increase in gain on sale of loans due to increased residential mortgage refinancings and a $22,000 increase in service charges on deposit accounts, which were partially offset by a $76,000 decrease in mortgage servicing revenue net of amortization and impairment. A $25,000 impairment charge was taken in December due to market and rate fluctuations for mortgage servicing asset valuation. Amortization on mortgage servicing rights also increased by $68,000 as a result of the refinancing of loans serviced by the First Federal.

The decrease in the provision for losses on loans was due to management’s assessment of its loan portfolio, delinquency rates, net charge-offs and current economic conditions. Net charge offs were $73,000 for the six months ended December 31, 2009, and $77,000 for the comparable six months in 2008. The allowance for loan losses as a percentage of total assets increased to 1.05%, up from 1.04% at June 30, 2009. Non-performing loans were $949,000, or .50%, of total assets at June 30, 2009, compared to $2.6 million, or 1.3%, at December 31, 2009. The $1.65 million increase in non-performing loans was the result of one larger participation loan in the amount of $743,000 on a retail strip center and several smaller loans moving into the non-performing category. Management has reviewed all loans moving into the non-performing category and although management believes that the allowance for loan losses at December 31, 2009, is adequate based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which could adversely affect the Corporation’s results of operations.

FFD Financial Corporation reported total assets of $197.7 million at December 31, 2009, an increase of 4.6% over the June 30, 2009 balance of $189.0 million. Cash and cash equivalents decreased by 31.3% from the June 30, 2009 balance of $13.8 million to $9.4 million at December 31, 2009. Excess liquidity and additional deposits were used to purchase higher-yielding investment securities and loan originations. Investment securities increased from $5.9 million at June 30, 2009 to $9.9 million at December 31, 2009, a 68.4% increase. Loans receivable, net, increased by 5.0% from the June 30, 2009, balance of $161.4 million to $169.5 million at December 31, 2009. Total liabilities increased by 5.0% from the June 30, 2009, balance of $171.1 million to $179.8 million at December 31, 2009, and included deposits of $164.0 million, representing an increase of 6.7% over the June 30, 2009, deposit balance of $153.6 million. Shareholders’ equity was $17.9 million at December 31, 2009 and June 30, 2009.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover and in Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

ASSETS	December 31, 2009	June 30, 2009
	(unaudited)
Cash and cash equivalents	$ 9,443	$ 13,755
Investment securities	9,875	5,865
Mortgage-backed securities	281	293
Loans receivable, net	169,456	161,438
Loans held for sale	73	311
Real Estate Owned	158	121
Other assets	8,368	7,231

Total assets	$197,654	$189,014

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$163,952	$153,627
Borrowings	13,983	14,669
Other liabilities	1,819	2,833
Total liabilities	179,754	171,129
Shareholders’ equity	17,900	17,885

Total liabilities and shareholders’ equity	$197,654	$189,014

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Total interest income	$5,070	$5,378	$2,529	$2,654

Total interest expense	1,975	2,116	972	1,040

Net interest income	3,095	3,262	1,557	1,614

Provision for losses on loans	167	204	86	99

Net interest income after provision for losses on loans	2,928	3,058	1,471	1,515

Other income	372	332	165	166

General, administrative and other expense	2,782	2,445	1,380	1,244

Earnings before income taxes	518	945	256	437

Federal income taxes	179	332	89	155

NET EARNINGS	$ 339	$ 613	$ 167	$ 282

EARNINGS PER SHARE
Basic	$.34	$.58	$.17	$.27

Diluted	$.33	$.58	$.16	$.27